Exhibit 32

SECTION 1350 CERTIFICATIONS

In connection with the Quarterly Report of the Federal Home Loan Bank of Cincinnati (the “FHLBank”) on Form 10-Q for the period ending June 30, 2011 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned officers certifies, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the FHLBank.

/s/ David H. Hehman
David H. Hehman
President and Chief Executive Officer (principal executive officer)
August 10, 2011

/s/ Donald R. Able
Donald R. Able
Senior Vice President - Chief Accounting and Technology Officer (principal financial officer)
August 10, 2011